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                    July 25, 2023

       Robert S. Prather, Jr.
       Chief Executive Officer
       Heartland Media Acquisition Corp.
       3282 Northside Pkwy
       Suite 275
       Atlanta, GA 30327

                                                        Re: Heartland Media
Acquisition Corp.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed April 18,
2023
                                                            File No. 001-41152

       Dear Robert S. Prather, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation